Exhibit 16.1

[Letterhead of Ernst & Young LLP]

March 21, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C., 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 15, 2011 of Ameriprise Certificate Company and are in agreement with the statements contained in the third paragraph on page 2 of such  Form 8-K.  We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

/s/  Ernst & Young LLP